FILED PURSUANT TO
RULE 424(b)(3)
FILE NO: 333-108780

HINES REAL ESTATE INVESTMENT TRUST, INC.
SUPPLEMENT NO. 16 DATED MAY 27, 2005
TO THE PROSPECTUS DATED JUNE 18, 2004

     This prospectus supplement (this “Supplement”) is part of, and should be read in conjunction with, the prospectus of Hines Real Estate Investment Trust, Inc. dated June 18, 2004 (the “Prospectus”), Supplement No. 12 to the Prospectus, dated April 22, 2005, Supplement No. 13 to the Prospectus, dated May 3, 2005, and Supplement No. 15 to the Prospectus, dated May 26, 2005. Supplement No. 14 to the Prospectus, dated May 19, 2005, supersedes and replaces Supplement No. 13 and was filed with the Securities and Exchange Commission (“SEC”) as part of a post-effective amendment to our registration statement that has not yet been declared effective. When such post-effective amendment is declared effective by the SEC, this Supplement will be delivered with Supplement No. 12, Supplement No. 14, Supplement No. 15 and the Prospectus, and should be read in conjunction therewith. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as set forth in the Prospectus.

     The purpose of this Supplement is to provide information regarding the dividends recently declared by our board of directors for the month of June 2005.

Status of Offering

     Supplement No. 15 to the Prospectus, dated May 26, 2005, contains a recent description of the status of our public offering.

Dividends Declared by Hines REIT’s Board of Directors

     On May 27, 2005, our board of directors declared dividends for the month of June 2005. The declared dividends will be calculated based on shareholders of record each day during such month and will equal a daily amount that, if paid each day for a 365-day period, would equal a 6.0% annualized rate of return on an investment of $10.00 per share. These dividends will be aggregated and paid in cash in July 2005.